INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 6 to Registration Statement No. 333-50032 of The MDL Funds on Form N-1A of our report dated December 17, 2004, appearing in the 2004 Annual Report of MDL Broad Market Fixed Income Fund, and to the references to us under the headings "Financial Highlights" appearing in the Prospectus and "Independent Registered Public Accountants" and "Experts" in the Statement of Additional Information, all of which are apart of such Registration Statement.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
February 28, 2005